Exhibit 3
Audit Committee Charter

NEARCTIC NICKEL MINES INC.

AUDIT COMMITTEE CHARTER

1.0           PURPOSE

1.1            The Audit Committee (the “Committee”) is established by the Board of Directors (the “Board”) of Nearctic Nickel Mines Inc. (the “Company”) for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company.

The Committee is responsible for assisting the Board’s oversight of:

1.1.1 the independent auditor’s qualifications and independence;

1.1.2 the performance of the Company’s independent auditors;

1.1.3 the quality and integrity of the Company’s financial statements and related disclosure;

1.1.4 oversight of the Company’s internal and disclosure controls and reporting; and

1.1.5 the Company’s compliance with legal and regulatory requirements.

2.0           COMPOSITION

2.1           Members

2.1.1           The Committee shall consist of as many members as the Board shall determine, but inany event not fewer than three members.

2.1.2           The Board shall appoint members of the Committee annually.

2.2           Qualifications

2.2.1	Each member of the Committee shall be an “unrelated” director within the meaning of the applicable Toronto Stock Exchange (“TSX”) and Ontario Securities Commissions (“OSC”) guidelines.

2.2.2
Each member of the Committee shall be financially literate, meaning each member, at the time of their appointment, must be able to read and understand financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the Company that can reasonably be expected to be raised by the Company’s financial statements.

2.3            Service on Multiple Committees
It is recommended that Committee members not simultaneously serve on the committees of more than three other public companies. If a Committee member serves on more than two other committees, the Committee (or Board) must determine whether membership on multiple committees impairs the ability of the member to serve on the Committee.

2.4            Chair
The Chair of the Committee shall be appointed by the Committee.

2.5           Removal and Replacement
The members of the Committee may be removed or replaced, and any vacancies on the Committee shall be filled, by the Board. Membership on the Committee shall automatically end at such time as the Board determines that a member ceases to be an unrelated director.

3.0            OPERATIONS

3.1            Meetings
The Chair of the Committee, in consultation with the Committee members, shall determine the schedule and frequency of the Committee meetings, provided that the Committee shall meet at least four times per year.

3.2           Executive Sessions
The Committee shall meet separately with Management, the Corporate Treasurer and the independent auditor in periodic executive sessions. The Committee shall also meet separately with the independent auditor at every meeting of the Committee at which the independent auditor is present.

3.3            Agenda
The Chair of the Committee, with the assistance of the Corporate Treasurer, shall develop and set the Committee’s agenda, in consultation with other members of the Committee, the Board and Management. The agenda and information concerning the business to be conducted at each Committee meeting shall be, to the extent practical, communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

3.4           Report to Board
The Committee shall report regularly to the entire Board and shall submit to the Board the minutes of its meetings.

3.5            Self-Evaluation
The Committee shall conduct an annual performance self-evaluation and shall report to the entire Board the results of the self-evaluation.

3.6           Assessment of Charter
The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

4.0           COMMITTEE AUTHORITY AND RESPONSIBILITIES

4.1            Independent Auditor’s Qualifications and Independence

4.1.1           The Committee shall be directly responsible for the appointment (subject to shareholder approval), retention or replacement of the independent auditor.

4.1.2
The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor, (including resolution of disagreements between Management and the auditor regarding financial reporting), employed by the Company to audit its financial statements.

4.1.3            The independent auditor shall report directly to the Committee.

4.1.4           The Committee shall review and evaluate the experience, qualifications, performance and independence of the independent auditor.

4.1.5           The Committee shall have the sole authority to pre-approve:

(a)	all auditing services, including all audit engagement fees and terms; and

(b)	all non-audit services, including certain tax services to be performed by the Company’s independent auditor.

4.1.6
The Committee shall review with the lead audit partner whether any of the audit partners receive any discretionary compensation from the audit firm with respect to non-audit services performed by the independent auditor.

4.1.7
The Committee shall obtain and review with the lead audit partner and a more senior representative of the independent auditor, annually or more frequently as the Committee considers appropriate, a report by the independent auditor describing:

(a)	the independent auditor’s internal quality-control procedures;

(b)
any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry, review or investigation by governmental, regulatory or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with these issues; and

(c)	all relationships between the independent auditor and the Company in order to assess the independent auditor’s independence.

4.1.8
The Committee shall ensure a five-year rotation period and a five-year “time-out” periodof the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law and a seven-year mandatory rotation period with a two year “time-out” period for certain other audit partners depending on the partner’s involvement in the audit. In addition, the Committee shall consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

4.1.9
The Committee shall recommend to the Board policies for the Company’s hiring of partners, employees or former partners and employees of the current and formerindependent auditor who participated in any capacity in the audit of the Company.

4.1.10
The Committee shall pre-approve the hiring of any partner, employee or former partner and employee of the independent auditor who was a member of the Company’s audit team during the preceding two fiscal years. In addition, the Committee shall pre-approve the hiring of any partner, employee or former partner or employee of the independent auditor within the preceding two fiscal years for senior positions within the Company, regardless of whether that person was a member of the Company’s audit team.

4.2           Performance of the Audit Functions and Independent Auditors

4.2.1	The Committee shall discuss with Management and advise on the appointment, replacement, reassignment or dismissal of any senior internal auditor, if applicable.

4.2.2	The Committee shall meet with Management and the independent auditor prior to the audit to discuss the scope, planning and staffing of the proposed audit for the current year.

4.2.3	The Committee shall review and discuss with Management and the independent auditor, any internal audit department responsibilities, plans, results, budget and staffing, if applicable.

4.2.4
The Committee shall review and discuss with Management the Company’s major financial risk exposures and the steps Management has taken to monitor and control such exposures, including the Company’s policies with respect to risk assessment and risk Management.

4.2.5
The Committee shall review with Management, any internal auditor and the independent auditor and conduct an annual assessment and a quarterly evaluation of the Company’s disclosure controls and procedures and the Company’s internal controls over financial reporting and determine if there are any significant deficiencies or weaknesses in the Company’s control procedures. The Committee shall review with Management the Company’s anti-fraud control procedures.

4.2.6
The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

4.3            Financial Statements and Related Disclosure

4.3.1
The Committee shall review and discuss with Management and the independent auditor the Company’s annual audited financial statements, including the Management’s discussion and analysis before the filing of such statements.

4.3.2
The Committee shall review and discuss with Management and the independent auditor the Company’s quarterly financial statements, including the interim Management’s discussion and analysis, and the results of the independent auditor’s review of the quarterly financial statements, before the filing of such statements.

4.3.3	The Committee shall discuss the independent auditor Management’s competency in preparing the financial statements.

4.3.4	The Committee shall review and discuss quarterly and annual reports from the independent auditor on:

(a)	all critical accounting policies and practices to be used by the Company in preparing its financial statements;

(b)
all material alternative treatments of financial information within GAAP that have been discussed with Management, ramifications of the use of these alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(c)	other material communications between the independent auditor and Management, such as any Management letter or schedule of unadjusted differences.

4.3.5
The Committee shall review and discuss with Management earnings (and/or other financial) press releases with particular attention to the use of “pro forma” or “adjusted” non-GAAP information, before they are issued.

4.3.6	The Committee shall review and discuss generally with Management the nature of the financial information and earnings guidance provided to analysts and rating agencies.

4.3.7
The Committee shall review with Management, any internal auditor and the independent auditor disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the quarterly and annual financial filings about the quality, adequacy and effectiveness of the Company’s internal controls over financial reporting and any significant deficiencies in the design or operation of internal controls over financial reporting or material weakness therein and any fraud involving Management or other employees who have a significant role in the Company’s internal controls over financial reporting.

4.3.8
The Committee shall review and discuss with Management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

4.3.9	The Committee shall discuss with Management and the independent auditor any audit problems or difficulties and Management’s response.

4.3.10	The Committee shall review and discuss with Management and the independent auditor the effectiveness of the Company’s disclosure controls and procedures.

4.3.11
The Committee shall discuss with Management and the independent auditor financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls over financial reporting and any special steps adopted in light of material control deficiencies.

4.3.12
The Committee shall review with Management, and any outside professionals as the Committee considers appropriate, important trends and developments in financial reporting practices and requirements and their effect on the Company’s financial statements.

4.3.13	The Committee shall review with Management any related party transactions and ensure such related party transactions are appropriately disclosed.

4.4           Compliance with Legal and Regulatory Requirements

4.4.1
The Committee shall discuss with Management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company.

4.4.2	The Committee shall establish procedures for

(a)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or potentialviolations of law; and

(b)	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters or potential violations of law.

5.0 GENERAL

5.1	The foregoing list of duties is not exhaustive, and the Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its oversight function.

5.2
The Committee has the power to delegate its authority and duties to a subcommittee or individual members of the Committee, as it deems appropriate, provided that the subcommittee is composed entirely of unrelated directors.

5.3	In discharging its oversight role, the Committee shall have full access to all Company books, records, facilities and personnel.

5.4	The Committee may retain, and determine the fees of, independent counsel and other advisors, in its sole discretion.